Exhibit 99.1

For More Information Contact:

Ria Marie Carlson (714) 382-4400	Kay Leyba (714) 382-4175
ria.carlson@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO COMPLETES SHARE REPURCHASE PROGRAM,
AUTHORIZES AN ADDITIONAL $100 MILLION
More than 18 million shares repurchased since November 2007

SANTA ANA, Calif., May 27, 2010 — The Board of Directors of Ingram Micro Inc. (NYSE: IM), the world's largest technology distributor, authorized a one-year $100 million share repurchase program today, following the completion of the company’s $300 million repurchase program authorized in November 2007.
The company repurchased 18.3 million shares of common stock since the three-year program began, with three million shares purchased for $52 million in the second quarter of 2010, according to Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.
Under the new program, the company may repurchase shares in the open market and through privately negotiated transactions.   The repurchases will be funded with available borrowing capacity and cash.  The timing and amount of specific repurchase transactions will depend upon market conditions, corporate considerations and applicable legal and regulatory requirements.
“Repurchasing shares demonstrates the confidence we have in our company and our commitment to enhancing shareholder value," said Spierkel.  "We were able to complete the previous program while maintaining the financial flexibility to pursue strategic investments, due to our sound management of capital.  We plan a similar approach with the new authorization, repurchasing shares while investing in growth and initiatives that improve our market position and profitability.”

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of the SEC inquiry we have received as well as other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended January 2, 2010; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.
As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial and managed services, and product aggregation and distribution. The company serves approximately 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2010 Ingram Micro Inc.  All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.